SECURITIES PURCHASED PURSUANT TO RULE 10F3
EUROPEAN EQUITY FUND JANUARY to MARCH, 2000
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
				Security Purchased			Comparison Security		Comparison Security

Issuer			Liberty Surf Group SA			Akamai Technologies		Stepstone ASA

Underwriters		Deutsche Bank AG London, Banque 	Morgan Stanley & Co. Inc., 	MSDW, Dresdner Kleinwort
				National de Paris, Credit 		DLJ, Salomon Smith Barney, 	Benson, First Securities ASA,
				Lyonnais, Merrill Lynch 		Thomas Weisel Partners LLC, 	Flemings AROS, Orkla
				International, Societe Generale, 	Adams Harkness Hill, CSFB, 	Securities
				HSBC Investment Bank plc		Dain Rauscher Wessels, First
										Union Securities, Hambrecht &
										Quist, Edward D. Jones & Co.,
										Charles Schwab & Co.,
										Soundview Technology Group Inc.

Years of continuous
operation, including
predecessors		> 3 Years	 				< 3 Years 				> 3 Years

Security 			LBY	 					AKAM 					STP

Is the affiliate a
manager or co-manager
of offering?		Manager	 				no 					no

Name of underwriter or
dealer from which
purchased			Merrill Lynch	 			n/a 					n/a

Firm commitment
underwriting?		yes	 					yes 					yes

Trade date/Date of
Offering			3/16/2000					11/3/1999				2/29/2000

Total amount of
offering sold to
QIBs				Euro 356,182,744 				-   	 				-
Total amount of any
concurrent public
offering			Euro 94,363,427				$234,000,000 			NOK 1,728,000,000
Total				Euro 450,546,171 				$234,000,000 			NOK 1,728,000,000
Public offering price	Euro 41 	 				$26.00 	 			NOK 32.00

Price paid if other
than public offering
price	 			same 						n/a	 				n/a

Underwriting spread
or commission	 	Euro 1.148 (2.8%) 			$1.82 (7%)				NOK 1.92 (6%)

Shares purchased		29,170 					n/a					n/a

Amount of purchase	Euro 1,195,970 				n/a					n/a

% of offering
purchased by fund		0.265%					n/a					n/a

% of offering
purchased by
associated funds		0.000%					n/a					n/a

Total (must be less
than 25%)			0.265%					n/a					n/a

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